EXHIBIT 99.1

Donegal Group Inc. Announces Second Quarter 2012 Results

MARIETTA, Pa., July 27, 2012 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) today reported its financial results for the second quarter of 2012:

  Net income of $2.0 million for the second quarter of 2012 and net income of $10.0 million for the first six months of 2012

  Operating income1 of $1.0 million for the second quarter of 2012, significantly improved from an operating loss of $4.5 million for the prior-year second quarter due to lower weather losses

  11.2% increase in net premiums written, reflecting benefits of acquisitions, organic growth and rate increases

  103.5% statutory combined ratio1 for the second quarter of 2012, improved from 108.7% for the prior-year second quarter

  Book value per share of $15.36 at June 30, 2012, compared to $15.01 at December 31, 2011

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$ 117,569	$ 104,991	12.0%	$ 232,261	$ 208,787	11.2%
Investment income, net	4,919	5,421	-9.3	10,009	10,651	-6.0
Realized gains	1,528	4,316	-64.6	3,838	4,689	-18.1
Total revenues	127,299	117,054	8.8	252,647	228,638	10.5
Net income (loss)	2,023	(1,694)	NM2	10,033	512	1859.6
Operating income (loss)	1,030	(4,499)	NM	7,538	(2,536)	NM

Per Share Data
Net income (loss) – Class A (diluted)	$ 0.08	$ (0.07)	NM	$ 0.39	0.02	1850.0%
Net income (loss) – Class B	0.07	(0.06)	NM	0.36	0.02	1700.0
Operating income (loss) – Class A (diluted)	0.04	(0.18)	NM	0.30	(0.10)	NM
Operating income (loss) – Class B	0.04	(0.17)	NM	0.27	(0.10)	NM
Book value	15.36	14.97	2.6	15.36	14.97	2.6

1The "Definitions of Non-GAAP and Operating Measures" section of this release defines and reconciles data that the Company has not prepared in accordance with U.S. generally accepted accounting principles ("GAAP").

2Not meaningful

Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group Inc., noted, "We see from the positive results we have reported in the first half of 2012 continuing indications that the implementation of our business strategy is succeeding in setting the stage for us to achieve our long-term objectives of outperforming the property and casualty insurance industry in terms of service, profitability and growth in book value. Our strategies have also positioned us to better absorb the challenges confronting all insurance companies, such as lower prevailing yields on investments."

Mr. Nikolaus added, "Our second-quarter premium revenues continued to rise due to growth in premiums from a recent acquisition, healthy organic growth in our commercial lines of insurance and the benefits of the personal lines premium rate increases we have implemented over the past several years. The commercial lines organic growth trend reflects the success of our efforts to increase our share of business within our existing independent agencies and to introduce commercial products in regions where we have acquired companies that offered primarily personal lines of insurance. We also continue to see clear signs that the insurance market conditions in our operating regions are improving with rates stabilizing or firming across virtually all lines of business."

Mr. Nikolaus continued, "While we reported an operating profit for the second quarter, we reported an underwriting loss due to severe weather activity, increases in large fire losses and modest strengthening of prior-year loss reserves. We remain focused on underwriting profitability as our primary operating objective for 2012.  We are concentrating on initiatives to drive improvement in our underwriting profitability, including re-inspection programs, re-underwriting of accounts with unacceptably high loss ratios and increases in deductible requirements. Our second-quarter weather losses were lower than the level we incurred in the prior-year second quarter, in part reflecting our focus on exposure management."

"We remain committed to Donegal Group's long-term strategy of pursuing consolidation and acquisition opportunities, complementing those transactions with prudent organic growth and diversification and translating those initiatives into higher book value," Mr. Nikolaus concluded.

At June 30, 2012, the Company's book value per share was $15.36, up from $15.01 at December 31, 2011 and $14.97 at June 30, 2011.  The Company attributes the increase in book value from the year-end amount to its positive operating results.

Insurance Operations

Donegal Group is an insurance holding company with insurance subsidiaries offering personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and eight Midwestern states (Indiana, Iowa, Michigan, Nebraska, Ohio, Oklahoma, South Dakota and Wisconsin). The insurance subsidiaries of Donegal Group conduct business together with Donegal Mutual Insurance Company as the Donegal Insurance Group.

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
	(dollars in thousands)

Net Premiums Written
Personal lines:
Automobile	$ 50,211	$ 47,721	5.2%	$ 98,221	$ 94,010	4.5%
Homeowners	26,996	23,438	15.2	47,228	42,876	10.2
Other	4,187	3,881	7.9	7,826	7,269	7.7
Total personal lines	81,394	75,040	8.5	153,275	144,155	6.3
Commercial lines:
Automobile	13,950	11,773	18.5	26,810	23,104	16.0
Workers' compensation	16,330	13,600	20.1	34,983	28,551	22.5
Commercial multi-peril	17,450	15,678	11.3	33,875	30,927	9.5
Other	2,011	1,855	8.4	3,511	3,399	3.3
Total commercial lines	49,741	42,906	15.9	99,179	85,981	15.3
Total net premiums written	$ 131,135	$ 117,946	11.2%	$ 252,454	$ 230,136	9.7%

The Company's net premiums written increased 11.2% in the second quarter of 2012 compared to the second quarter of 2011, reflecting a 15.9% increase in commercial lines writings and an 8.5% increase in personal lines writings. The $13.2 million increase in net premiums written for the second quarter of 2012 compared to the second quarter of 2011 included:

  $2.6 million, or 2.2% of total net premiums written, related to a change in Michigan Insurance Company's ("MICO") quota-share reinsurance agreement to reduce the amount of business MICO cedes to external reinsurers. MICO is an insurance subsidiary the Company acquired in December 2010. As a result of the favorable results MICO achieved in 2011, the Company effected a change to the MICO quota-share reinsurance agreement for 2012 to increase the amount of premiums MICO retains.

  $5.5 million in commercial lines premiums, excluding the MICO quota-share reinsurance change, that the Company attributes primarily to premium rate increases and new commercial accounts the Company's insurance subsidiaries wrote throughout their operating regions.

  $5.1 million in personal lines premiums, excluding the MICO quota-share reinsurance change, that reflected the impact of premium rate increases implemented over the past four quarters and a $2.5 million reduction in reinsurance reinstatement premiums. The Company's insurance subsidiaries pay premiums to their reinsurers to reinstate reinsurance coverage following catastrophe events that generate levels of insured losses that exceed the retentions set forth in their reinsurance agreements.

The Company's net premiums written increased 9.7% in the first half of 2012. The increase included $5.3 million related to a reduction in the percentage of MICO's premiums it ceded under its quota-share reinsurance agreement in the first half of 2012 compared to 2011.  Excluding the quota-share reinsurance change, commercial lines premiums rose $10.3 million and personal lines premiums rose $6.7 million for the first six months of 2012 compared to the first six months of 2011.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Statutory Combined Ratios
Personal Lines:
Automobile	105.8%	103.0%	106.3%	102.4%
Homeowners	116.3	147.4	105.9	125.4
Other	89.6	115.6	83.5	98.6
Total personal lines	108.4	116.7	105.0	109.1
Commercial Lines:
Automobile	108.6	95.9	100.9	93.7
Workers' compensation	89.8	81.7	91.8	88.3
Commercial multi-peril	95.4	107.8	91.9	105.1
Other	41.2	52.9	35.6	46.8
Total commercial lines	95.1	93.9	92.0	94.1
Total lines	103.5%	108.7%	100.2%	103.9%

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	63.8%	60.7%	63.1%	61.9%
Loss ratio (weather-related)	9.6	19.5	7.1	13.4
Expense ratio	31.9	32.1	32.1	32.7
Dividend ratio	0.1	0.1	0.2	0.1
Combined ratio	105.4%	112.4%	102.5%	108.1%

Mr. Nikolaus commented, "Our net losses and loss expenses for the second quarter of 2012 included approximately $3.0 million of catastrophe losses from severe thunderstorms that hit our operating regions on June 29 and 30. Those storms brought our total weather-related losses to approximately $11.3 million for the second quarter of 2012, which were lower than weather-related losses of approximately $20.5 million for the second quarter of 2011 when we incurred claims from a record-breaking number of tornado, hail and wind storms."

The Company's statutory combined ratio was 103.5% for the second quarter of 2012, compared to 108.7% for the second quarter of 2011.   The Company's statutory loss ratio1 of 74.1% for the second quarter of 2012 compared favorably to the Company's 79.8% statutory loss ratio for the second quarter of 2011. The improvement from a decrease in severe weather claim activity was partially offset by a higher incidence of large fire losses. In addition, the Company recorded $2.3 million in loss reserve development for losses incurred in prior accident years during the second quarter of 2012.

The Company's statutory expense ratio1 increased modestly to 29.3% for the second quarter of 2012, compared to 28.8% for the second quarter of 2011. The increase reflected higher underwriting-based incentive costs in the second quarter of 2012 as a result of improved underwriting results.

Investment Operations

Donegal Group's investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, the Company had invested 90.0% of its consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at June 30, 2012.

	June 30, 2012		December 31, 2011
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$ 74,218	9.3%	$ 61,978	7.9%
Obligations of states and political subdivisions	450,510	56.7	455,843	58.0
Corporate securities	73,213	9.2	64,363	8.2
Residential mortgage-backed securities	117,355	14.8	122,904	15.7
Total fixed maturities	715,296	90.0	705,088	89.8
Equity securities, at fair value	2,951	0.4	7,438	0.9
Investments in affiliates	34,594	4.4	32,322	4.1
Short-term investments, at cost	41,089	5.2	40,461	5.2
Total investments	$ 793,930	100.0%	$ 785,309	100.0%

Average investment yield	2.5%		2.8%
Average tax-equivalent investment yield	3.5%		3.8%
Average fixed-maturity duration (years)	4.6		4.5

Net investment income decreased by 9.3% for the second quarter of 2012, reflecting lower average investment yields on the Company's invested assets. Net realized investment gains were $1.5 million for the second quarter of 2012, compared to $4.3 million for the second quarter of 2011. The Company had no impairments in its investment portfolio that it considered to be other than temporary in the first half of 2012 or 2011.

Mr. Nikolaus, in commenting on the Company's investment operations, noted, "We continue to adhere to a conservative investment policy, focused primarily on high quality municipal bond investments. In light of the continued low interest rate environment, we also have chosen to invest a higher portion of our new money in higher-yielding corporate bonds during the first half of 2012."

Mr. Nikolaus added, "Our net and operating income for the second quarter and first six months of 2012 also included the benefit of $1.1 million and $2.3 million, respectively, in earnings from our equity investment in Donegal Financial Services Corporation, which owns Union Community Bank FSB, the successor bank resulting from the merger of Province Bank FSB and Union National Community Bank in May 2011."

Definitions of Non-GAAP and Operating Measures

The Company prepares its consolidated financial statements on the basis of GAAP. The Company's insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit ("SAP"). In addition to using GAAP-based performance measurements, the Company also utilizes certain non-GAAP financial measures that it believes are valuable in managing its business and for comparison to the financial results of its peers. These non-GAAP measures are operating income (loss) and statutory combined ratio.

Operating income (loss) is a non-GAAP financial measure investors in insurance companies commonly use. The Company defines operating income (loss) as net income (loss) excluding after-tax net realized investment gains or losses. Because the Company's calculation may differ from similar measures other companies use, investors should exercise caution when comparing the Company's measure of operating income (loss) to that of other companies.

The following table provides a reconciliation of net income to operating income:

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income (Loss) to Operating Income (Loss)
Net income (loss)	$ 2,023	$ (1,694)	NM	$ 10,033	$ 512	1859.6%
Realized gains (after tax)	(993)	(2,805)	-64.6%	(2,495)	(3,048)	-18.1%
Operating income (loss)	$ 1,030	$ (4,499)	NM	$ 7,538	$ (2,536)	NM

Per Share Reconciliation of Net Income (Loss) to Operating Income (Loss)
Net income (loss) – Class A (diluted)	$ 0.08	$ (0.07)	NM	$ 0.39	$ 0.02	1850.0%
Realized gains (after tax)	(0.04)	(0.11)	-63.6%	(0.09)	(0.12)	-25.0%
Operating income (loss) – Class A	$ 0.04	$ (0.18)	NM	$ 0.30	$ (0.10)	NM

Net income (loss) – Class B	$ 0.07	$ (0.06)	NM	$ 0.36	$ 0.02	1700.0%
Realized gains (after tax)	(0.03)	(0.11)	-72.7%	(0.09)	(0.12)	-25.0%
Operating income (loss) – Class B	$ 0.04	$ (0.17)	NM	$ 0.27	$ (0.10)	NM

Statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned;

  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written and the statutory dividend ratio, which is the ratio of dividends to policyholders to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Conference Call

The Company will hold a conference call and webcast on Friday, July 27, 2012, beginning at 10:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link in the Investors area of the Company's web site at www.donegalgroup.com. A replay of the conference call will also be available via the Company's web site.

About the Company

Donegal Group is an insurance holding company. The Company's Class A common stock and Class B common stock trade on NASDAQ under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized "main street" property and casualty insurers, Donegal Group has grown profitably over the past 25 years. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the industry in terms of service, profitability and growth in book value.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which we operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the companies we may acquire from time to time and other risks we describe from time to time in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended June 30,
	2012	2011

Net premiums earned	$ 117,569	$ 104,991
Investment income, net of expenses	4,919	5,421
Net realized investment gains	1,528	4,316
Lease income	245	235
Installment payment fees	1,928	1,873
Equity income	1,110	218
Total revenues	127,299	117,054

Net losses and loss expenses	86,385	84,196
Amortization of deferred acquisition costs	18,235	16,628
Other underwriting expenses	19,240	17,092
Policyholder dividends	109	99
Interest	631	559
Other expenses	584	552
Total expenses	125,184	119,126

Income (loss) before income tax expense (benefit)	2,115	(2,072)
Income tax expense (benefit)	92	(378)

Net income (loss)	$ 2,023	$ (1,694)

Net income (loss) per common share:
Class A - basic	$ 0.08	$ (0.07)
Class A - diluted	$ 0.08	$ (0.07)
Class B - basic and diluted	$ 0.07	$ (0.06)

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	20,041,887	20,026,238
Class A - diluted	20,339,388	20,026,238
Class B - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 131,135	$ 117,946

Book value per common share at end of period	$ 15.36	$ 14.97
Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Six Months Ended June 30,
	2012	2011

Net premiums earned	$ 232,261	$ 208,787
Investment income, net of expenses	10,009	10,651
Net realized investment gains	3,838	4,689
Lease income	492	467
Installment payment fees	3,762	3,706
Equity income	2,285	338
Total revenues	252,647	228,638

Net losses and loss expenses	162,995	157,275
Amortization of deferred acquisition costs	36,116	33,620
Other underwriting expenses	38,486	34,539
Policyholder dividends	398	306
Interest	1,201	1,002
Other expenses	1,488	1,371
Total expenses	240,684	228,113

Income before income tax benefit	11,963	525
Income tax expense	1,930	13

Net income	$ 10,033	$ 512

Net income per common share:
Class A - basic	$ 0.40	$ 0.02
Class A - diluted	$ 0.39	$ 0.02
Class B - basic and diluted	$ 0.36	$ 0.02

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	20,019,086	20,019,481
Class A - diluted	20,350,255	20,019,481
Class B - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 252,453	$ 230,136

Book value per common share at end of period	$ 15.36	$ 14.97
Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2012	2011
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$ 49,449	$ 58,490
Available for sale, at fair value	665,848	646,598
Equity securities, at fair value	2,951	7,438
Investments in affiliates	34,594	32,322
Short-term investments, at cost	41,088	40,461
Total investments	793,930	785,309
Cash	18,037	13,245
Premiums receivable	118,158	104,715
Reinsurance receivable	209,598	209,824
Deferred policy acquisition costs	39,635	36,425
Prepaid reinsurance premiums	114,170	106,450
Other assets	33,124	34,825
Total assets	$ 1,326,652	$ 1,290,793

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$ 448,780	$ 442,408
Unearned premiums	364,854	336,937
Accrued expenses	17,208	20,957
Borrowings under line of credit	54,905	54,500
Subordinated debentures	20,465	20,465
Other liabilities	26,861	32,075
Total liabilities	933,073	907,342
Stockholders' equity:
Class A common stock	209	208
Class B common stock	56	56
Additional paid-in capital	172,664	170,837

Accumulated other comprehensive income	23,786	23,533
Retained earnings	208,333	199,605
Treasury stock, at cost	(11,469)	(10,788)
Total stockholders' equity	393,579	383,451
Total liabilities and stockholders' equity	$ 1,326,652	$ 1,290,793
CONTACT: Jeffrey D. Miller, Senior Vice President
         & Chief Financial Officer
         Phone: (717) 426-1931
         E-mail: jeffmiller@donegalgroup.com